AGREEMENT

                              FOR A SUPPLY OF WATER

                                     BETWEEN

                             MIDDLESEX WATER COMPANY

                                     AND THE

                               CITY OF SOUTH AMBOY











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                          DATED AS OF OCTOBER 26, 1994
                        ---------------------------------











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     This Agreement (hereinafter referred to as the "Agreement") made as of this
26th day of October, l994, between MIDDLESEX WATER COMPANY, a public utility and corporation organized under the laws of the State of New Jersey, with offices at l500 Ronson Road, Iselin, New Jersey (hereinafter referred to as "Middlesex"), and the CITY OF SOUTH AMBOY, a municipal corporation of the State of New Jersey, with its principal offices located at l40 North Broadway, South Amboy, New
Jersey 08879-l647 (hereinafter referred to as "South Amboy").

                              W I T N E S S E T H:

     WHEREAS, Middlesex owns and operates a public water supply system; and

     WHEREAS, over the past seven years Middlesex has been developing, through both lease and new construction, a transmission system which is intended to meet the long term needs of the communities in the South River Basin area, and which is at present capable of meeting the requirements of this Agreement (the existing components of this transmission system are hereinafter referred to as the "South River Basin Transmission System"); and

     WHEREAS, South River Basin Transmission System includes a transmission main which in close proximity to South Amboy; and

     WHEREAS, South Amboy owns and operates a water distribution system (hereinafter referred to as the "South Amboy System"); and

     WHEREAS, South Amboy has requested that Middlesex provide it with a long term supply of water for private and public use; and

     WHEREAS, Middlesex has agreed to install a connecting transmission main from the South River Basin Transmission System to the South Amboy System; and


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     WHEREAS, it is anticipated that water service by Middlesex to South Amboy will be available by January 1, 1995 under the terms of the Agreement; and

     WHEREAS, South Amboy receives water supplies from the City of Perth Amboy under a water supply agreement and South Amboy has requested that Middlesex supply all of South Amboy's water supply needs in excess of any amount South Amboy may be required to take from the City of Perth Amboy.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree that:

l. Supply of Water.

     Middlesex agrees to supply South Amboy with water and South Amboy agrees to accept such water upon the terms and conditions set forth herein.

2. Term.

     The terms of this Agreement shall be binding upon both parties upon execution. Service shall begin as provided in Article 4 hereof, and except as otherwise provided herein, service shall terminate on May 31, 2015.

     At the end of such time, however, at the option of South Amboy, the Agreement may be renewed for an additional period of up to twenty years, from the date of expiration, and thereupon the terms of the Agreement shall otherwise remain in full force and effect. If South Amboy intends to exercise this option to renew, South Amboy shall provide to Middlesex written notice thereof at least one year prior to the termination of this Agreement.

     The terms of the Agreement shall remain in effect after May 31, 2015, and any periods of renewal of the Agreement, unless written notice of intention to terminate the Agreement is given by either party at least three hundred sixty-five (365) days prior to the end of any such period. In the event that such notice has not been given, the Agreement shall remain in effect until the earlier of (a) renewal


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or modification of the Agreement by consent of both parties, or (b) the date no less than three hundred sixty-five (365) days after the date that either party provides written notification of termination.

3. Rate.

     After service to South Amboy is commenced, South Amboy shall pay Middlesex at a rate which is the sum of (a) Middlesex's tariff for Service Under Contract (Rate Schedule No. 5), currently at the rate of $962.85 per million gallons; and
(b) Middlesex's tariff for Transmission Service South River Basin (Rate Schedule No. 7), currently at the rate of $401.79 per million gallons. Each of these rates is pursuant to a tariff which is subject to the approval of the New Jersey Board of Public Utilities or successor agency (hereinafter referred to as "BPU") or as applicable rates and tariffs may be established and/or changed from time to time with the approval of the BPU as required by law. (Such combined rate is hereinafter referred to as the "Tariff Rate"). South Amboy shall pay Middlesex at the said Tariff Rate for water delivered to Meter Stations (as defined below in Article 5 Meter Stations/Points of Delivery) or for the Daily Minimum payment obligation (as defined below in Article 8. Minimum Payment Obligation), whichever is greater.

4. Delivery System.

     Both parties agree to proceed with the establishment of any connections necessary for South Amboy to take water from the said South River Basin Transmission System. Unless otherwise agreed, and subject to any required approvals by the New Jersey Department of Environmental Protection (hereinafter "DEP"), Middlesex shall construct and install a Service Connection from the South River Basin Transmission System to the South Amboy System via "Route A" as same is more particularly described in a Middlesex Water Company report titled "Proposed Water Service for The City of South Amboy" dated June 24, 1994,


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including such other facilities as Middlesex reasonably deems necessary to meet its obligations under this Agreement (hereinafter referred to as "Service Connection"). Middlesex shall operate and maintain the Service Connection generally and under reasonable demand flow conditions (including fire demand) so that water pressure in the Service Connection, as measured at the Meter Station as hereinafter described, shall be at a hydraulic grade line of 210 feet relative to the National Geodetic Vertical Datum of 1929. Middlesex shall also construct and install a meter chamber (hereinafter referred to as "Meter Chamber") along that Service Connection at a location mutually agreeable to the parties, which agreement shall not be unreasonably withheld. South Amboy agrees to accept service and initiate its payment obligation when such service becomes available, that is, when Middlesex completes the above-mentioned Service Connection and Meter Chamber and Middlesex can provide water to South Amboy at the Meter Chamber. The construction of the Service Connection and Meter Chamber shall be at the sole cost of Middlesex; however, South Amboy agrees to reimburse Middlesex for the undepreciated original cost of the Service Connection and Meter Chamber if South Amboy wrongfully terminates this Agreement before the term of this Agreement.

     If for any reason the Service Connection contemplated by this paragraph cannot be constructed at a reasonable cost or within a reasonable time period, as determined by Middlesex, Middlesex may develop an alternative delivery system reasonably acceptable to South Amboy.

     South Amboy further agrees to cooperate and act in good faith in connection therewith and in providing and obtaining necessary or desirable governmental approvals, authorizations and other actions.

     South Amboy agrees that it shall be South Amboy's sole responsibility to grant to Middlesex or to acquire for Middlesex, by purchase, condemnation,


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exchange or otherwise, to the extent legally authorized, all lands and/or easements in South Amboy as are necessary for Middlesex's construction and use of pipelines and appurtenances necessary for water service to South Amboy, with all costs borne by Middlesex.

5. Meter Stations/Points of Delivery.

     The parties understand and agree that delivery shall be made through the Meter Chamber described in Article 4 above and through such other points of delivery in the City of South Amboy as may be reasonably agreed upon from time to time by the parties (hereinafter referred to as "Meter Stations"), which agreement shall not be unreasonably withheld. Water so supplied shall be metered at the Meter Stations.

6. Meters, Services and Other Appurtenances.

     The meters and service pipes and appurtenances comprising the Service Connection up to and including the interconnection with the South Amboy System shall remain the property of Middlesex. Middlesex shall maintain and verify the accuracy of said meters annually and South Amboy shall have the right of access to the Meter Stations to test the meters by a certified meter technician at any reasonable time upon written notice.

7. Exclusive Supplier.

     The parties understand that at the time of executing this Agreement South Amboy receives water supplies from the City of Perth Amboy under a water supply contract. South Amboy agrees that Middlesex shall supply all of South Amboy's water supply needs in excess of any amount South Amboy may be required to take from the City of Perth Amboy under that contract. In addition, if South Amboy's contract with the City of Perth Amboy terminates before the end of this Agreement (between South Amboy and Middlesex) or before the end of any renewals of this Agreement, either by the terms of the contract between South


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Amboy and the City of Perth Amboy or for any other reason, Middlesex shall be
South Amboy's sole supplier of water. Except as provided in this paragraph with respect to the contract with Perth Amboy, South Amboy shall not purchase water from any other supplier in the normal course of business. South Amboy shall have the right to purchase water from other sources when Middlesex is unable to comply with any of the material terms of this contract. While South Amboy may develop its own back-up capabilities and sources of supply, it may not do so with the intent to replace Middlesex Water as its major or sole supplier during the life of this contract unless so directed by a lawful exercise of government power.

8. Minimum Payment Obligation.

     Thirty days after service to South Amboy is commenced, South Amboy shall be obligated to pay for the Daily Minimum quantity of water at the Tariff Rate. "Daily Minimum" shall mean:

          a) 0.2 million gallons of water a day (hereinafter referred to as "mgd") until May 31, 2008;

          b)   0.7 mgd after May 31, 2008; or

          c) such greater amount as may be established under Article 9 of this Agreement.

     All water taken in any 24-hour period in excess of the Daily Minimum shall be paid for at the Tariff Rate.

9. Increase in Minimum Payment Obligation.

     The provisions of this Article 9 concerning an increase in South Amboy's minimum payment obligation shall not take effect until after South Amboy's usage exceeds 15 million gallons per month (that is, the equivalent of 0.5 mgd usage for a one-month period).

     The total daily quantity of water taken by South Amboy at the Meter Stations may exceed the Daily Minimum by up to 100% on a 24-hour basis


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without affecting the minimum payment obligation. The quantity of water supplied in the peak hour multiplied by 24 may exceed the Daily Minimum by 200% without affecting the minimum payment obligation.

     If the quantity of water taken in a 24-hour period shall exceed the Daily Minimum by more than 100% or if the maximum hourly flow multiplied by 24 shall exceed the Daily Minimum by 200%, the Daily Minimum will be increased to the greater of:

          a) One-half of the daily quantity of water supplied in the 24-hour period; or

          b) One-third of the quantity supplied in the peak hour multiplied by 24.

     (For example, an existing Daily Minimum of 0.2 million gallons will be increased if the quantity of water taken in any 24-hour period exceeds 0.4 million gallons per day, or if the quantity of water taken in any peak hour multiplied by 24 exceeds 0.6 million gallons a day.)

     In no instance, and under no conditions, shall the daily 24-hour quantity of water supplied and purchased under this Agreement exceed 4 million gallons, nor shall the maximum hourly flow exceed the rate of 7 million gallons per day, unless otherwise agreed in writing by Middlesex.

     Any increased Daily Minimum shall continue for 12 months unless increased again by an overrun. After this 12-month period with the higher Daily Minimum in effect, the Daily Minimum shall revert to the next lower Daily Minimum which would have been in effect during the 12 months, and that amount shall continue as the Daily Minimum for l2 months from the date of its occurrence, unless increased again by an overrun.

     There will be no increase in the minimum payment obligation during the period South Amboy is contractually bound to Perth Amboy, if the enhanced


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South Amboy water usage is due to difficulties Perth Amboy experiences in delivering water to South Amboy.

10. Payment.

     Bills for service rendered shall be submitted monthly, by the 15th day of every month, or the first business day thereafter, by Middlesex to South Amboy and payment therefor shall be made within thirty (30) days. Water service charges shall be computed on a daily basis in conformity with the requirements of Article 8.

11. Combined Charge.

     Payments for water in excess of the Daily Minimum and adjustments of the Daily Minimum under Article 9 shall be determined on the basis of the combined total daily quantity of water supplied through all the Meter Stations as determined by meter readings at said Meter Stations.

12. Meter Readings.

     Middlesex will read the meters daily (at a regular hour determined by Middlesex) for all water supplied to South Amboy at each connection then in operation. Copies of these meter readings shall accompany the bills sent to South Amboy.

13. Definitions.

     Where the words "daily" or "24-hours" are used in this , they shall refer to the 24-hour period between the daily meter readings.

14.  Quality.

     Middlesex anticipates that its water quality will meet or exceed the minimum quality required or recommended by Federal and State standards. Middlesex agrees that all water delivered to South Amboy at the Meter Stations by Middlesex under this Agreement shall comply with all Federal and State primary regulations mandated for safe drinking water ("Regulations"). In addition,


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Middlesex shall take all steps reasonably available to meet the Federal and
State secondary levels recommended for water quality. However, Middlesex shall not be responsible for any changes in the quality of the water resulting from the conditions, configuration or operation of the South Amboy distribution system and that occur after delivery to the Meter Stations.

     Middlesex shall notify South Amboy immediately after any testing procedure reveals any deviations from the Regulations, or after it becomes aware of any instance of quality below the aforementioned Regulations. If service is discontinued because of an instance of quality less satisfactory than the said Regulations, South Amboy shall have the right to receive the Daily Minimum amount of water designated for the period of discontinuance at such later date as it so elects without incurring any increase in its minimum payment obligation.

15. Scheduling.

     Middlesex shall have the right to temporarily modify its rate of delivery to manage its system requirements in accordance with accepted operating procedures, except that Middlesex shall not, under any circumstances, excepting emergencies, modify its rate of delivery such that the hydraulic gradient in the Service Connection (at the Meter Chamber) is less than the level agreed to herein, without the expressed written consent of South Amboy and only when appropriate alternative measures, acceptable to South Amboy, are made available to South Amboy. South Amboy shall give Middlesex reasonable advance notice of any anticipated departures from its then normal usage and Middlesex shall give South Amboy reasonable advance notice of any anticipated rate of delivery modification. The notices contemplated by this Article l5 and by Article l6 shall be made at the appropriate operating level.


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16. Exceptions for Emergencies and Extraordinary Events.

     The Daily Minimum payment obligation shall not be affected in the event that the amount of water supplied by Middlesex to South Amboy exceeds the daily or hourly limitations established herein for not more than 24 hours in case of fire or main break emergencies experienced by South Amboy and for not more than five days in the case of other catastrophes experienced by South Amboy requiring an emergency supply of water, provided Middlesex is notified as soon as reasonably possible after South Amboy becomes aware of said emergency or catastrophe.

     If South Amboy requires additional supplies of water for not more than 24 hours due to circumstances which are not typical to the ordinary operations of a water system, it may request such supplies in advance from Middlesex. If Middlesex can reasonably deliver such supplies, and can do so without incurring penalties or demand charges, Middlesex shall provide such supplies to South Amboy and South Amboy shall not be obligated for an increase in its minimum payment obligation under Article 9.

17. Excused Performance.

     Middlesex agrees to provide a continuous, regular and uninterrupted supply of water, with at least the pressure agreed upon herein, subject to delays in initiating service or interruptions in service by reasons of acts of God, accident, strike, legal process, State or municipal interference or other cause beyond its control, or failure, refusal, or delay on the part of any governmental or regulatory body having jurisdiction in issuing permits, approvals, authorizations, licenses, rights-of-way or the like. Middlesex shall not be liable for damages to South Amboy by reason of inadequate pressure or volume or quality or failure to provide water for any cause whatever provided same does not arise out of the negligence of Middlesex.


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18. Limitation of the Right to Sue

     It is envisioned under the terms of this contract, as described herein, that Middlesex shall provide South Amboy with proper quality water at proper pressure at the points where the water is introduced into South Amboy's transmission and distribution system. South Amboy also obtains water from at least one other source (i.e. City of Perth Amboy, at the time of execution of this contract), has or may have its own supplies, and also operates its own water distribution system. Therefore, South Amboy's right to bring actions against Middlesex for improper water and/or improper pressure shall be for such water quality and/or pressure as measured at the points where the Middlesex water enters the South Amboy system. South Amboy acknowledges that problems any of its citizens experience with water service ought not automatically to be ascribed to Middlesex.

     The signatory parties understand that they are protected from each other's negligent, reckless, and intentional conduct, and that all damages permitted under law are available to each party.

     The parties further understand that a limitation of possible damages between the parties is of great concern to Middlesex. Both parties agree to limit their aggregate liability to each other arising out of or in connection with this agreement to an amount equal to two (2) years' gross revenues required to be paid by South Amboy to Middlesex based upon the Daily Minimum (described previously herein) in effect at the time of the occurrence giving rise to the liability, and both parties expressly release the other from any additional liability in excess thereof.

     These limitations between the parties are not intended to limit liability to third party non-signatories.

19. Representations

     Middlesex represents and warrants to South Amboy that the execution and delivery of this Agreement by Middlesex have been duly authorized by all necessary corporate action, and no consent, approval, authorization or exemption


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of, or declaration, filing or registration with any governmental or regulatory authority or other person in connection with the execution and delivery of the Agreement is required on the part of Middlesex, except as provided in Article 20 hereof.

     South Amboy represents and warrants to Middlesex that South Amboy has all requisite power and authority to execute and deliver this Agreement under the terms contained therein, and no consent, approval, authorization or exemption of, or declaration, filing or registration with, any governmental or regulatory authority or other person in connection with the execution and delivery of the Agreement is required on the part of South Amboy , except as provided in Article 20 hereof.

20. Regulatory Approvals.

     This Agreement shall be filed with and subject to approval by the BPU and the DEP as may be required by law.

     Middlesex shall expeditiously initiate any such filings and petition for any such approvals. The Agreement shall also be filed with and subject to approval by the New Jersey Department of Community Affairs as may be required by law. South Amboy shall expeditiously initiate such filing and petition for such approval. Both parties agree to cooperate and act in good faith in connection with obtaining these and any other regulatory authorizations.

21. Miscellaneous.

     To the extent not inconsistent with this Agreement all other provisions of Middlesex's tariff shall be deemed to govern service hereunder.

     In the event it is determined by a Court having jurisdiction that contractually the City of Perth Amboy shall be the sole purveyor of water to the City of South Amboy, then the City of South Amboy may cancel this contract


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without penalty, except as provided in Section 4 hereof with respect to reimbursement to Middlesex in the event of termination of this Agreement.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

                                   MIDDLESEX WATER COMPANY

ATTEST:

                                   By: /s/ J. RICHARD TOMPKINS/
                                       ----------------------------------
                                       (J. Richard Tompkins)
                                       Chairman of the Board and President

/s/ MARION F. REYNOLDS/
--------------------------------
(Marion F. Reynolds)
Vice President and Secretary

                                   CITY OF SOUTH AMBOY

ATTEST:

                                   By: /s/ JOHN T. O'LEARY/
                                       -----------------------------------
                                       (John T. O'Leary) Mayor
                                       As Authorized by Resolution of
                                       the Township Council

/s/ CHRISTINE CAPUTO/
--------------------------------
(Christine Caputo) Clerk


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